Exhibit 10.3

Amendment No. 1 to the Sensient Technologies

Corporation Amended and Restated Change of Control

Employment and Severance Agreement

     WHEREAS, Sensient Technologies Corporation (the “Company”) has entered into Amended and Restated Change of Control Employment and Severance Agreements (the “Agreements”) with certain executives of the Company (the “Executives”); and

     WHEREAS, the Company desires to revise the definition of “recent annual bonus” to clarify the term “highest bonus award” in such definition;

     NOW THEREFORE, subject to the consent of the Executives, the Agreements are amended as hereinafter provided.

     1. Section 4(b)(ii) is amended in its entirety to read as follows:

     “Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the Executive’s highest bonus, if any, ~~earned~~ paid under the Company’s Management Incentive Plan for Division Presidents or the Company’s Incentive Compensation Plan for Elected Corporate Officers, or any comparable bonus under any predecessor or successor plan, ~~during~~ on the last five annual bonus payment dates~~fiscal years of the Company which end~~ immediately preceding ~~or coinciding with~~the Effective Date ~~(annualized in the event that the Executive was not employed by the Company for the whole of such fiscal year or in the event of a short fiscal year consisting of less than twelve months)~~ (the “Recent Annual Bonus”). Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.”

     2. Section 4(b)(ix)(A) is amended in its entirety to read as follows:

     “In the event of a Change of Control, for purposes of calculating the Executive’s lump sum benefit under the Company’s Supplemental Executive Retirement Plan A and B (collectively, the “SERP”) the Executive will be deemed to have received three additional years of base salary in amounts equal to the Executive’s Annual Base Salary as of the Effective Date as increased for purposes of this subparagraph in each of such three years by the percentage increase (if positive) in the Executive’s Annual Base Salary from the year prior to the year which the Effective Date occurs to the year in which the Effective Date occurs. Notwithstanding anything in the SERP or in the Company’s Executive Income Deferral Plan (the “EIDP”) to the contrary, for purposes of determining the “annual bonus” amount for Final Compensation under Section 2.D or the SERP in the event of a payment under the SERP in connection with a Change of Control, the measurement period ~~over~~ of five annual bonus payment dates ~~fiscal years~~ referred to in Section 2.D of the SERP shall be the ~~five-year period which ends~~five annual bonus payment dates immediately preceding ~~or coinciding with~~ the Effective Date as set forth in Section 4(b)(ii) of this Agreement, and the lump sum distribution payments under Sections 14(A)(1) and (2) of the SERP and Section X.A.(i) of the EIDP shall be made on the date of the Change of Control (if such lump sum distributions cannot be made with complete accuracy on the date of the Change of Control, the Company shall pay an estimate of the lump sum amounts on the date of the Change of Control and pay the balance as soon as practicable thereafter).”

     IN WITNESS WHEREOF, this Amendment is duly executed this     day of    , 2004.

SENSIENT TECHNOLOGIES CORPORATION
By:

Executive

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